Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 28, 2013, except as to the reverse stock split discussed in Note 2, which is as of May 24, 2013, with respect to the financial statements of Regado Biosciences, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/S/ GRANT THORNTON LLP

Charlotte, North Carolina

August 19, 2013